Exhibit 99.1

OLD SECOND BANCORP INC.

Traded: NASDAQ National Market System

Symbol: OSBC

For Immediate Release

April 16, 2004

For additional information contact:

Doug Cheatham, Sr. Vice President and CFO

(630) 906-5484

Old Second Bancorp Inc. earned $.90 diluted earnings per share in the first quarter of 2004, a 28.6% increase over the first quarter of 2003.  Net income was $6.07 million in the first quarter of 2004, compared with $5.21 million in the first quarter of 2003, an increase of $863,000 or 16.6%. Earnings were enhanced by strong asset growth, the gain on sale of securities, the reduction of the loan loss provision and a decrease in the tax provision.  In June 2003, the Company completed its tender offer for shares of its common stock, in which 723,053 shares were repurchased, thereby reducing the average shares outstanding in 2004 and increasing earnings per share.

Growth in loans and deposits has continued through the first quarter of 2004.  Total loans increased to $1.39 billion as of March 31, 2004, an increase of $71.7 million, or 5.43% from $1.32 billion as of December 31, 2003.  This represents an increase of $275.4 million, or 24.7% over the $ 1.12 billion at the end of the first quarter of 2003.  At the same time, deposits increased to $1.573 billion at March 31, 2004, an increase of $48.0 million from December 31, 2003 and an increase of $176.6 million or 12.7% over the total at March 31, 2003.

Non-interest income decreased from $7.4 million in the first quarter of 2003 to $6.2 million in the first quarter of 2004, a 16.2% decrease.  This was primarily due to the decrease in the gains on sales of loans resulting from the lower volume in residential mortgage originations associated with changes in interest rates.

Net recoveries during the first quarter of 2004 were $10,000 compared to net charge-offs of $369,000 in the first quarter of 2003.  The Company did not make a provision for loan losses during the first quarter compared to a provision of $855,000 during the first quarter of the previous year. The determination by management to maintain the level of the allowance for loan losses at the year-end level was based on a number of factors, including the quality of the loan portfolio and past favorable loan loss experience.  Non-performing assets decreased from $3.3 million at year-end 2003 to $3.1 million at March 31, 2004.

Old Second Bancorp Inc. currently has twenty-three banking locations and four mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, and LaSalle counties in Illinois.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Old Second Bancorp Inc.

Financial Highlights (Unaudited)

(Dollars in thousands except per share data)

	Quarter Ended March 31,		Year-ended December 31,
	2004	2003	2003

Income Statement:
Net interest income	$16,842	$14,624	$62,376
Provision for loan losses	0	855	3,251
Non-interest income	5,571	7,376	29,087
Gain on sale of securities	640	34	140
Non-interest expense	13,769	13,156	54,175
Income taxes	3,214	2,816	12,069
Net income	6,070	5,207	22,108

End of Period Balances:
Loans, net of unearned income	$1,391,220	$1,115,800	$1,319,538
Deposits	1,572,661	1,396,097	1,524,634
Stockholders’ equity	123,442	137,086	116,994
Total earning assets	1,802,202	1,535,247	1,745,498
Total assets	1,900,405	1,623,621	1,838,844

Average Balances:
Loans, net of unearned income	$1,357,566	$1,078,849	$1,183,290
Deposits	1,543,542	1,389,768	1,465,726
Stockholders’ equity	120,723	135,600	125,253
Total earning assets	1,778,597	1,522,637	1,617,848
Total assets	1,860,492	1,599,894	1,699,605

Per Share Data:
Basic earnings per share	$0.91	$0.70	$3.14
Diluted earnings per share	$0.90	$0.70	$3.11
Dividends declared per share	$0.20	$0.20	$0.80
Book value per share	$18.41	$18.47	$17.48
Tangible book value per share	$17.94	$18.01	$17.00
Average number of shares outstanding	6,700,042	7,414,354	7,048,122
Ending number of shares outstanding	6,706,107	7,420,505	6,693,740

Profitability Ratios (annualized):
Return on average assets	1.31%	1.32%	1.30%
Return on average equity	20.22%	15.57%	17.65%
Net interest margin (tax equivalent)	3.91%	3.99%	3.95%

Asset Quality:
Nonperforming assets	$3,136	$4,720	$3,309
Net charge offs	(10)	369	719
Allowance for loan losses	18,311	16,255	18,301
Allowance for loan losses to loans	1.32%	1.46%	1.39%